Exhibit 10.1

Rickard

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 3rd day of May, 2016 by and between James D. Rickard (“Executive”), Your Community Bankshares, Inc., an Indiana corporation (“Seller”), Your Community Bank (“Seller Sub”), Wesbanco, Inc., a West Virginia corporation (“Wesbanco”) and Wesbanco Bank, Inc. (“Wesbanco Bank”).

WHEREAS, the Executive is a party to an Employment Agreement initially dated July 26, 2000 and as amended November 2, 2006, May 22, 2009, August 24, 2009 and April 16, 2014 with Seller (as amended, the “Employment Agreement”);

WHEREAS, Seller, Seller Sub, Wesbanco and Wesbanco Bank are parties to that certain Agreement and Plan of Merger by which Seller will be merged with and into Wesbanco and Seller Sub will be merged with and into Wesbanco Bank (the “Mergers”);

WHEREAS, if the Mergers occur, the Executive will have a termination of employment from his pre-Merger employer and Wesbanco and Wesbanco Bank seek to assure themselves of the services of the Executive under similar but not identical terms as set forth in the Employment Agreement from and after the date on which the Mergers are consummated (the “Merger Date”);

WHEREAS, the Executive, Seller, Seller Sub, Wesbanco and Wesbanco Bank hereby agree to amend the Employment Agreement to apply to the employment relationship of Executive with Wesbanco and Wesbanco Bank from and after the Merger Date and subject to the consummation of the above-referenced Mergers.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, and effective on the Merger Date, the parties agree as follows:

1.              Addition of Parties.  Effective on the Merger Date, Wesbanco and Wesbanco Bank shall be added as parties to the Employment Agreement and shall be included in the defined terms “Corporation” and “Employer”.

2.              Payments to Executive and Deferred Compensation Amendment on Merger Date.  On the Merger Date:

a.              Wesbanco will pay Executive $1,395,000 in a single cash payment;

b.              Except for Restricted Stock Units vesting on December 15, 2016 (the “December RSU”), all Restricted Stock Units shall be vested, converted to shares and the consideration to be paid in the Merger and delivered to the Executive in connection with the Mergers and the December RSU shall vest in accordance with its terms without regard to the consummation of the Mergers; and

c.               Executive’s Deferred Compensation Agreement shall be amended to provide that no contributions will be made by the Employer (or any of the entities defined as Employer in this Amendment) from and after the Merger Date.

3.              Change in Title and Term.  Effective on the Merger Date, Section 2(a) of the Employment Agreement is amended to read in its entirety:

“(a)  The Employer hereby employs the Executive as Market President of the Business Line reporting to the individuals appointed by the Employer and its Board of Directors and Executive hereby accepts said employment to begin on the Merger Date and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement (the “Term”) shall be for two (2) years commencing on the Merger Date and conditioned upon the consummation of the Merger.  After the second anniversary of the Merger Date, this Agreement shall expire and the Executive shall become an employee at will of the Employer.

4.              Conforming Title and Reporting Change in Section 2(b).   Effective on the Merger Date, Section 2(b) of the Employment Agreement shall be amended to read:

“(b) During the Term of this Agreement, the Executive shall perform such executive services for the Employer as may be consistent with his title set forth in Section 2(a) above and from time to time assigned to him by the individuals appointed by the Employer and its Board of Directors to whom the Executive shall report, provided, however, such executive services shall not be changed from the Executive’s duties on the Merger Date without the Executive’s express written consent, which consent shall not be unreasonably withheld by the Executive.”

5.              Change in Base Salary.  Effective on the Merger Date, the annual Base Salary set forth in Section 3(a) shall be amended to be $230,000 and, notwithstanding any other provision of the Employment Agreement, Executive’s bonus opportunities and equity grants shall be determined under Wesbanco’s processes and procedures.

6.              Change in Severance Arrangement.  Effective on the Merger Date, Section 5(c)(A) of the Employment Agreement is amended to read as follows:

“(c) (A) pay to the Executive, in equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash severance amount equal in aggregate to the Base Salary which the Executive would have earned over the shorter period of one (1) year or the then remaining Term of this Agreement (absent the Executive’s termination of employment).  In addition, in the event the Executive’s employment with the Employer terminates prior to the third anniversary of the Merger Date, the Employer will cause the Executive (or his spouse in the case of death of the Executive) to receive health and welfare benefits until the third anniversary of the Merger Date.”

7.              Elimination of Change in Control Provisions.  Effective on the Merger Date, Section 6 of the Employment Agreement is deleted in its entirety and all references to Section 6 in the Employment Agreement shall be of no force and effect.  After the Merger Date, no Change in Control payments are provided for under this Amended Agreement.

8.              Change in Restrictive Covenants.  Effective on the Merger Date, Section 8 is amended as follows:

i.                  Introductory language is added before existing Subsection (a) to read as follows:

“The restrictive covenants contained in this Section 8, particularly, the covenant not to compete, not to raid customers or opportunities and not to solicit employees of the Employer set forth in subsections 8(b)(i), (ii) and (iii), respectively, are renewed, as amended hereby, including the addition of a non-disparagement clause at Subsection 8(b)(iv) (the “Restrictive Covenants”), effective as of the date of the Merger.  To the extent any provision of the Employment Agreement in effect prior to the Merger Date provides or could be read to provide that the Employer waived the Restrictive Covenants on a Change in Control or that the Restrictive Covenants as in effect prior to the Merger Date would not be enforceable after the Merger Date because the Merger effects a Change in Control, the parties agree, by the amendment to the Employment Agreement as of the Merger Date, to reinstate the Restrictive Covenants as amended, on the Merger Date.  The Restrictive Covenants shall be and remain in effect for the period during which the Executive is an employee of the Employer (and all direct and indirect subsidiaries) and for a period of one year after the Executive’s employment is terminated for any reason.   The Executive acknowledges that Executive has received sufficient consideration for the reinstatement of the Restrictive Covenants, including, but not limited to, a portion of the consideration set forth in Section 1 of this Amendment to the Employment Agreement as of the Merger Date and continued employment of the Executive and concomitant compensation opportunities.  The Executive further acknowledges that the Restrictive Covenants are reasonable in scope (including, the geographic and temporal limitations) and necessary to protect the business and goodwill of the Employer and that the Employer would be irreparably harmed if the Executive violates any one or more of the Restrictive Covenants.  Accordingly, in addition to any other remedy the Employer may have at law or in equity:

(i)            The Employer shall be entitled to an injunction, restraining order or other writ or order restraining the Executive from violating the Restrictive Covenants; and

(ii)           As liquidated damages, a sum equal to $100,000 as a claw back of a portion of the consideration provided to the Executive in consideration for the Restrictive Covenants, an amount the Executive recognizes as an equitable and fair amount in view of the Executive’s violation of one or more of the Restrictive Covenants.”

(ii)                                  Subsection 8(b) of the Employment Agreement is amended to read as follows:

“8(b)  The Executive agrees that, following the termination of his employment under this Agreement for any reason, he will not, for a period of time equal to the longer of one (1) year or what would have been the end of the Term absent his termination of employment, directly or indirectly and in any way, whether as a principal or as director, officer, employee consultant, agent, partner or shareholder of another entity (other than by the ownership of a passive investment interest of not more than 5% in a company with publically traded equity securities) (i) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business located within 75 miles of any operation or banking branch of the Employer or any of its direct or indirect subsidiaries that competes with any business of the Employer or its direct or indirect subsidiaries, (ii) interfere with, solicit on behalf of another or attempt to entice away from the Corporation any project, loan, arrangement, agreement, financing or customer of the Employer or any of its direct or indirect subsidiaries or any contract, agreement or arrangement that the Employer or any of its direct or indirect subsidiaries is actively negotiating with any other party, or any prospective business opportunity that the Employer has identified; (iii) for himself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of the Employer or any of its direct or indirect subsidiaries, or (iv) disparage the reputation or character, image or products or services of the Employer or its direct or indirect subsidiaries, its officers, directors, employees or suppliers, agent and servants.”

9.              Governing Law and Jurisdiction.  Effective on the Merger Date, Section 13 is amended to read:

“13.  Governing Law and Jurisdiction.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of West Virginia, without regard to its principles of conflicts of laws.   Any dispute arising out of this Employment Agreement shall be heard in a court of competent jurisdiction over cases and controversies arising in Wheeling, West Virginia.”

INTENDING TO BE legally bound, the parties hereto put their hands and seals on the date first written above:

Your Community Bankshares, Inc.	James D. Rickard

/s/ Paul Chrisco	/s/ James D. Rickard
By: Paul Chrisco

Your Community Bank	Wesbanco, Inc.

/s/ Kevin J. Cecil	/s/ Todd F. Clossin
By: Kevin J. Cecil	By: Todd F. Clossin

Wesbanco Bank, Inc.

/s/ Todd F. Clossin
By: Todd F. Clossin